Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated July 30, 2019 relating to the financial statements of Crackle U.S. (a business of Sony Pictures Entertainment), which appears in Chicken Soup for the Soul Entertainment, Inc.'s Current Report on Form 8-K/A dated July 30, 2019 and which is incorporated by reference in the Registration Statement on Form S-1 (No. 333-251202) of Chicken Soup for the Soul Entertainment, Inc. We also consent to the reference to us under the heading “Experts” in the Registration Statement on Form S-1 (No. 333-251202) of Chicken Soup for the Soul Entertainment, Inc. incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP
Los Angeles, CA
December 18, 2020